Elizabeth Arden
                             (Company Red Door Logo)


FOR IMMEDIATE RELEASE

             ELIZABETH ARDEN ANNOUNCES THE PROMOTION
      OF PAUL WEST TO PRESIDENT AND CHIEF OPERATING OFFICER

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     New York, New York (March 19, 2003) -- Elizabeth Arden, Inc. (NASDAQ:
RDEN), a leading global prestige fragrance and beauty products company, today announced the promotion of Paul West, 53, currently the Executive Vice President and Chief Operating Officer of the Company, to the position of President and Chief Operating Officer. In this role, Mr. West will continue to be responsible for overseeing all of the sales, marketing and operations activities of the Company and will continue to report directly to
E. Scott Beattie, Chairman and Chief Executive Officer.

     Mr. West has over 30 years of consumer product experience, with over 14 years of experience in the beauty industry. Mr. West joined the Company in 1998 and has served as its Executive Vice President and Chief Operating Officer since November 2000. Prior to joining the Company, Mr. West worked in various management capacities for divisions of Unilever N.V., including for the Elizabeth Arden business for 7 years, and Chesebrough-Ponds, Inc.

     E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "On behalf of the Board of Directors, we are very pleased to appoint Paul to the position of President. Paul has been instrumental to the growth of our business, including leading the successful integration of the Elizabeth Arden business. I am sure I speak for all of our employees worldwide in congratulating Paul on his well-earned appointment."

     Elizabeth Arden is a leading global prestige fragrance and beauty products company. The Company's portfolio of leading brands includes the fragrance brands Red Door, Elizabeth Arden green tea, 5th Avenue, ardenbeauty, Elizabeth Taylor's White Diamonds, Passion and Forever Elizabeth, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, Unbound,
PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care line, including Ceramides and Eight Hour Cream; and the Elizabeth Arden cosmetics line.


Company Contact:    Marcey Becker, Senior Vice President, Finance
                    (203) 462-5809

Investor Contact:   Cara O'Brien/Athan Dounis
                    FD Morgen-Walke
                    (212) 850-5600

Press Contact:      Stephanie Sampiere
                    FD Morgen-Walke
                    (212) 850-5600

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